UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

DUNKIN’ BRANDS GROUP, INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

265504100

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 265504100	Page 1 of 19

1	Names of reporting persons The Carlyle Group L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 265504100	Page 2 of 19

1	Names of reporting persons Carlyle Group Management L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 265504100	Page 3 of 19

1	Names of reporting persons Carlyle Holdings II GP L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 265504100	Page 4 of 19

1	Names of reporting persons Carlyle Holdings II L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Québec
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person OO (Québec société en commandit)

SCHEDULE 13G

CUSIP No. 265504100	Page 5 of 19

1	Names of reporting persons TC Group Cayman Investment Holdings, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 265504100	Page 6 of 19

1	Names of reporting persons TC Group Cayman Investment Holdings Sub L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 265504100	Page 7 of 19

1	Names of reporting persons TC Group IV, L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 265504100	Page 8 of 19

1	Names of reporting persons TC Group IV, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 265504100	Page 9 of 19

1	Names of reporting persons Carlyle Partners IV, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 265504100	Page 10 of 19

1	Names of reporting persons CP IV Coinvestment, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 265504100	Page 11 of 19

1	Names of reporting persons TCG Holdings, L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 265504100	Page 12 of 19

1	Names of reporting persons TC Group, L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 265504100	Page 13 of 19

1	Names of reporting persons TC Group IV Managing GP, L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 265504100	Page 14 of 19

ITEM 1.	(a)	Name of Issuer:

Dunkin’ Brands Group, Inc. (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices:

130 Royall Street Canton, MA 02021

ITEM 2.	(a)	Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

Carlyle Group Management L.L.C.

The Carlyle Group L.P.

Carlyle Holdings II GP L.L.C.

Carlyle Holdings II L.P.

TC Group Cayman Investment Holdings, L.P.

TC Group Cayman Investment Holdings Sub L.P.

TC Group IV, L.L.C.

TC Group IV, L.P.

Carlyle Partners IV, L.P.

CP IV Coinvestment, L.P.

TCG Holdings, L.L.C.

TC Group, L.L.C.

TC Group IV Managing GP, L.L.C.

	(b)	Address or Principal Business Office:

The business address of TC Group Cayman Investment Holdings, L.P. and TC Group Cayman Investment Holdings Sub L.P. is c/o Walker Corporate Services Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9001 Cayman Islands. The business address of each of the other Reporting Persons is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004-2505.

	(c)	Citizenship of each Reporting Person is:.

TC Group Cayman Investment Holdings, L.P. and TC Group Cayman Investment Holdings Sub L.P. are organized in the Cayman Islands. Carlyle Holdings II L.P. is a Québec société en commandit. Each of the other reporting persons is organized in the state of Delaware.

SCHEDULE 13G

CUSIP No. 265504100	Page 15 of 19

(d) Title of Class of Securities:

Common stock, $0.001 par value (“Common Stock”)

(e) CUSIP Number:

265504100

ITEM 3.

Not applicable.

ITEM 4.	Ownership

(a) Amount beneficially owned:

This amendment to Schedule 13G is being filed on behalf of the Reporting Persons to report that, as of August 15, 2012, the Reporting Persons do not beneficially own any shares of the Issuer’s Common Stock.

(b) Percent of Class:

See Item 4(a) hereof.

(c) Number of shares as to which such person has:

(i)       sole power to vote or to direct the vote: 0

(ii)      shared power to vote or to direct the vote: 0

(iii)     sole power to dispose or to direct the disposition of: 0

(iv)     shared power to dispose or to direct the disposition of: 0

ITEM 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☒.

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

SCHEDULE 13G

CUSIP No. 265504100	Page 16 of 19

ITEM 8.	Identification and Classification of Members of the Group.

Not applicable.

ITEM 9.	Notice of Dissolution of Group.

Not applicable.

ITEM 10.	Certification

Not applicable.

SCHEDULE 13G

CUSIP No. 265504100	Page 17 of 19

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2013

TCG Holdings, L.L.C.

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Managing Director

TC GROUP, L.L.C.
by: TCG Holdings, L.L.C., its Managing Member

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Managing Director

TC GROUP IV MANAGING GP, L.L.C.
by: TC Group, L.L.C., its Managing Member
by: TCG Holdings, L.L.C., its Managing Member

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Managing Director

CARLYLE GROUP MANAGEMENT L.L.C.

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

THE CARLYLE GROUP L.P.
By: Carlyle Group Management L.L.C., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE HOLDINGS II GP L.L.C.
By: The Carlyle Group L.P., its managing member
By: Carlyle Group Management L.L.C., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

SCHEDULE 13G

CUSIP No. 265504100	Page 18 of 19

CARLYLE HOLDINGS II L.P.

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

TC GROUP CAYMAN INVESTMENT HOLDINGS, L.P.
By: Carlyle Holdings II L.P., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

TC GROUP CAYMAN INVESTMENT HOLDINGS SUB L.P.
By: TC Group Cayman Investment Holdings, L.P., its general partner
By: Carlyle Holdings II L.P., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

TC GROUP IV, L.L.C.
By: TC Group Cayman Investment Holdings Sub L.P., its managing member
By: TC Group Cayman Investment Holdings, L.P., its general partner
By: Carlyle Holdings II L.P., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

TC GROUP IV, L.P.

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

SCHEDULE 13G

CUSIP No. 265504100	Page 19 of 19

CARLYLE PARTNERS IV, L.P.
By: TC Group IV, L.P., its general partner

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

CP IV COINVESTMENT, L.P.
By: TC Group IV, L.P., its general partner

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

LIST OF EXHIBITS

Exhibit No.	Description

24	Power of Attorney (incorporated by reference to Exhibit 24 to the Form 4 filed by the Reporting Persons on August 17, 2012).

99	Joint Filing Agreement, filed herewith.